Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Sema4 Holdings Corp. 2021 Equity Incentive Plan, Sema4 Holdings Corp. 2021 Employee Stock Purchase Plan, Mount Sinai Genomics, Inc. dba Sema4 2017 Equity Incentive Plan, and Sema4 Holdings Corp. Earn-out RSU awards and to the use and incorporation by reference therein of our report dated May 6, 2021, with respect to the financial statements of Mount Sinai Genomics, Inc. included in the Current Report on Form 8-K/A of Sema4 Holding Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
October 25, 2021